Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2008 (February 25, 2010 as to the Discontinued Operations and Reclassification section of Note 1 and the December 2009 paragraph of Note 21, and the changes in reportable segments described in Note 15, September 11, 2009 as to the effects of the adoption of a new accounting standard described in the Noncontrolling Interests section of Note 1, the first paragraph of Note 17, and changes in reportable segments, and February 26, 2009 as to the December 2008 paragraph of Note 21) relating to the consolidated financial statements and financial statement schedules of the AES Corporation which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph relating to the adjustments to reflect the retroactive application of accounting for noncontrolling interests, which was adopted by the Company on January 1, 2009, and for the changes in reportable segments that occurred in 2009, appearing in the Annual Report on Form 10-K of The AES Corporation for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

McLean, Virginia

May 6, 2010